IMMUCOR, INC. AND SUBSIDIARIES

EXHIBIT 11.1
STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


                                          Year Ended May 31,
                                      1995        1994        1993

Income per common and common
equivalent share:
Net income                         $2,889,787   $725,662    $1,832,388
Adjustment to net income to  reduce
interest expense, less tax effect                              178,217

Net income - as adjusted           $2,889,787   $725,662    $2,010,597

Weighted  average number of  common
shares     and    common     share
equivalents are as follows:
Weighted   average  common
shares outstanding                  7,695,252  7,669,650     7,689,200
Shares issued from assumed exercise
of options and warrants               113,413    128,798       380,587
Weighted  average number of  shares
outstanding, as adjusted            7,808,665  7,798,448     8,069,787

Income   per   common  and   common
equivalent share:

Net income                          $   .37      $  .09        $   .25

Note: Shares issued from assumed exercise of options and warrants include the number of incremental shares which result from applying the "modified treasury stock method" for options and warrants in 1995, 1994 and 1993, APB 15, paragraph 38.

                                          Year Ended May 31,
                                        1995        1994        1993

Fully diluted income per share:
Net income                           $2,889,787    $725,662    $1,832,380
Adjustment to net income to reduce
interest expense, less tax effect                                 160,652

Net income, as adjusted              $2,889,787    $725,662    $1,993,032

The weighted average number of
common shares are as follows:
Weighted average common shares
outstanding                           7,695,252   7,669,650     7,689,200
Shares issued from assumed exercise
of options and warrants                 160,588     133,418       380,587
Weighted average number of shares
outstanding, as adjusted              7,855,840   7,803,068     8,069,787

Fully diluted income per share:

Net income                              $  .37      $  .09        $  .25

Note: Shares issued from assumed exercise of options and warrants include the number of incremental shares which result from applying the "modified treasury stock method" for options and warrants in 1995, 1994 and 1993, APB 15, paragraph 38.